                        ALLEGHENY ENERGY SOLUTIONS, INC.
                        STATEMENT OF CASH FLOWS
                        FOR THE PERIOD ENDED JUNE 30, 2000



                                             Six Months Ended
                                                 June 30

                                            2000*       1999
Cash Flows from Operations:
   Net Income (Loss)                      (80,554)    (301,430)
   Depreciation                                 0            0
   Deferred income taxes                        0      355,380
     Changes in certain current assets
       and liabilities:
         Accounts receivable             (531,923)   3,502,348
         Materials and supplies           (41,490)           0
         Accounts payable                 289,808   (2,610,338)
         Taxes accrued                    167,084   (1,215,701)
         Interest accrued                       0            0
   Deferred charges                         5,385         (273)
   Other, net                              (9,785)    (826,008)
                                         (201,475)  (1,096,021)



Cash Flows from Investing:
   Construction expenditures              (18,963)      19,877
   Nonutility investments                (261,065)           0
                                         (280,028)      19,877

Cash Flows from Financing:
   Parent company contribution          1,209,347    2,100,000
   Notes payable                                0   (1,000,000)
                                        1,209,347    1,100,000

Net Change in Cash:
Cash and temporary investments
 at January 1                             243,710      197,163
Cash and temporary investments
 at June 3                                971,554      221,019
                                         $727,844      $23,856


*Nature of Company operations changed on January 1, 2000.


                        Unaudited